Filed Pursuant to Rule 433
Registration No. 333-269983
November 6, 2023
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated November 6, 2023)

Issuer:	Alabama Power Company
Security:	Series 2023B 5.85% Senior Notes due November 15, 2033
Expected Ratings:*	A1(Stable)/A-(Positive)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$300,000,000
Initial Public Offering Price:	99.924%
Maturity Date:	November 15, 2033
Benchmark Treasury:	3.875% due August 15, 2033
Benchmark Treasury Yield:	4.660%
Spread to Treasury:	+120 basis points
Re-offer Yield:	5.860%
Optional Redemption:
Make-Whole Call:	Prior to May 15, 2033 at T+20 basis points
Par Call:	On or after May 15, 2033 at 100%
Coupon:	5.85%
Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2024
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 GB8/US010392GB89
Trade Date:	November 6, 2023
Expected Settlement Date:	November 9, 2023 (T+3)
Active Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.
Passive Book-Running Manager:	RBC Capital Markets, LLC
Co-Managers:
BMO Capital Markets Corp.
Huntington Securities, Inc.
Santander US Capital Markets LLC
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC
FHN Financial Securities Corp.
Hancock Whitney Investment Services, Inc.
Regions Securities LLC
C.L. King & Associates, Inc.
Security Capital Brokerage, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2619, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.